news release

EXHIBIT 99.1
FOR RELEASE AT 3:45 AM PDT
OCTOBER 30, 2020

Chevron Announces Third Quarter 2020 Results
•Third quarter loss of $207 million; adjusted earnings of $201 million
•Capital spending down 48 percent; operating expenses down 12 percent
•Noble Energy acquisition completed in October 2020

San Ramon, Calif., October 30, 2020 – Chevron Corporation (NYSE: CVX) today reported a loss of $207 million ($(0.12) per share - diluted) for third quarter 2020, compared with earnings of $2.6 billion ($1.36 per share - diluted) in third quarter 2019. Included in the current quarter was a charge of $130 million attributable to a tax item related to an international upstream end-of-contract settlement and a non-cash provision of $90 million for remediation of a former mining asset. Foreign currency effects decreased earnings by $188 million.
Adjusted earnings of $201 million ($0.11 per share - diluted) in third quarter 2020 compares to adjusted earnings of $2.9 billion ($1.55 per share - diluted) in third quarter 2019. For a reconciliation of adjusted earnings/(loss), see Attachment 5.
Sales and other operating revenues in third quarter 2020 were $24 billion, compared to $35 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2020	2019	2020	2019
Earnings by business segment
Upstream	$235	$2,704	$(2,934)	$9,310
Downstream	292	828	385	1,809
All Other	(734)	(952)	(2,329)	(1,585)
Total (1)(2)	$(207)	$2,580	$(4,878)	$9,534
(1) Includes foreign currency effects	$(188)	$74	$(111)	$(48)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Third quarter results were down from a year ago, primarily due to lower commodity prices and margins resulting from the impact of COVID-19,” said Michael K. Wirth, Chevron’s chairman of the board and chief executive officer. “The world’s economy continues to operate below pre-pandemic levels, impacting demand for our products which are closely linked to economic activity.”
“We remain focused on what we can control – safe operations, capital discipline and cost management,” Wirth continued. “Compared to last year's third quarter, organic capital expenditures and operating expenses were down 48 percent and 12 percent, respectively.”

-MORE-

“I’m proud of our employees’ continued focus on safe and reliable operations during these challenging times,” Wirth added. “Our actions are guided by our long-standing financial priorities: to protect the dividend, invest for long term value and maintain a strong balance sheet.”
The company's acquisition of Noble Energy, Inc. was completed in October following approval by Noble Energy shareholders. Wirth said, “Noble’s high-quality assets, including those in the Eastern Mediterranean, Colorado’s DJ Basin and the Permian Basin, strengthen our portfolio and are expected to increase the long-term value of our company.”
The company’s joint venture, CalBioGas LLC, successfully started production of dairy biomethane, a renewable natural gas (RNG), from dairy farms in California and marketed it as an alternative fuel for heavy-duty trucks and buses. The company also announced the formation of a joint venture with Brightmark LLC to produce and market additional dairy biomethane.
Lastly, the company signed an agreement in October to sell its Appalachia natural gas business. The transaction is expected to close before the end of the year.
UPSTREAM
Worldwide net oil-equivalent production was 2.83 million barrels per day in third quarter 2020, a decrease of 7 percent from a year ago. The decrease was largely a result of curtailed production in response to low commodity prices and asset sales, partially offset by net production increases at a number of properties.

U.S. Upstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2020	2019	2020	2019
Earnings	$116	$727	$(1,709)	$2,371
U.S. upstream operations earned $116 million in third quarter 2020, compared with $727 million a year earlier. The decrease was primarily due to lower crude oil realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $31 in third quarter 2020, down from $47 a year earlier. The average sales price of natural gas was $0.89 per thousand cubic feet in third quarter 2020, down from $0.95 in last year’s third quarter.
Net oil-equivalent production of 982,000 barrels per day in third quarter 2020 was up 48,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico were partially offset by normal field declines and planned maintenance in the Gulf of Mexico. The net liquids component of oil-equivalent production in third quarter 2020 increased 1 percent to 731,000 barrels per day, while net natural gas production increased 21 percent to 1.51 billion cubic feet per day, compared to last year's third quarter.

International Upstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2020	2019	2020	2019
Earnings*	$119	$1,977	$(1,225)	$6,939
*Includes foreign currency effects	$(107)	$49	$99	$(97)
International upstream operations earned $119 million in third quarter 2020, compared with $2.0 billion a year ago. The decrease in earnings was primarily due to lower crude oil and natural gas

-MORE-

realizations, lower crude oil and natural gas sales volumes, and a tax item related to an end of contract settlement, partially offset by lower depreciation and operating expenses. Foreign currency effects had an unfavorable impact on earnings of $156 million between periods.
The average sales price for crude oil and natural gas liquids in third quarter 2020 was $39 per barrel, down from $56 a year earlier. The average sales price of natural gas was $3.89 per thousand cubic feet in the quarter, compared with $5.62 in last year’s third quarter.
Net oil-equivalent production of 1.85 million barrels per day in third quarter 2020 decreased 247,000 barrels per day from third quarter 2019. The decrease was due to production curtailments associated with OPEC+ restrictions and market conditions combined with asset sale related decreases of 104,000 barrels per day. The net liquids component of oil-equivalent production decreased 12 percent to 976,000 barrels per day in third quarter 2020, while net natural gas production of 5.26 billion cubic feet per day decreased 12 percent, compared to last year's third quarter.
DOWNSTREAM

U.S. Downstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2020	2019	2020	2019
Earnings	$141	$389	$(397)	$1,071
U.S. downstream operations earned $141 million in third quarter 2020, compared with $389 million a year earlier. The decrease was mainly due to lower sales volumes and lower margins on refined product sales, partially offset by lower operating expenses.
Refinery crude oil input in third quarter 2020 decreased 17 percent to 820,000 barrels per day from the year-ago period, as the company cut refinery runs in response to the weak refining margin environment.
Refined product sales of 1.00 million barrels per day were down 22 percent from third quarter 2019, mainly due to lower jet fuel, gasoline and diesel demand associated with the COVID-19 pandemic.

International Downstream
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2020	2019	2020	2019
Earnings*	$151	$439	$782	$738
*Includes foreign currency effects	$(49)	$27	$(12)	$49
International downstream operations earned $151 million in third quarter 2020, compared with $439 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales, partially offset by lower operating expenses. Foreign currency effects had an unfavorable impact on earnings of $76 million between periods.
Refinery crude oil input of 570,000 barrels per day in third quarter 2020 decreased 9 percent from the year-ago period, primarily due to the economic slowdowns in response to the COVID-19 pandemic.
Refined product sales of 1.28 million barrels per day in third quarter 2020 were down 6 percent from the year-ago period, mainly due to lower jet fuel demand associated with the COVID-19

-MORE-

pandemic, partially offset by higher diesel sales resulting from the second quarter 2020 acquisition of Puma Energy (Australia) Holdings Pty Ltd.
ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2020	2019	2020	2019
Net Charges*	$(734)	$(952)	$(2,329)	$(1,585)
*Includes foreign currency effects	$(32)	$(2)	$(198)	$0
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2020 were $734 million, compared to $952 million a year earlier. The decrease in net charges between periods was mainly due to the absence of prior year tax charge. Higher corporate expenses partially offset the decrease between periods, primarily from a non-cash provision for remediation of a former mining asset. Foreign currency effects increased net charges by $30 million between periods.
CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2020 was $8.3 billion, compared with $21.7 billion in the corresponding 2019 period. Excluding working capital effects, cash flow from operations in the first nine months of 2020 was $8.4 billion, compared with $20.5 billion in the corresponding 2019 period.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2020 were $10.3 billion, compared with $15.0 billion in 2019. The amounts included $3.1 billion in 2020 and $4.6 billion in 2019 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 82 percent of the company-wide total in 2020. Third quarter 2020 capital expenditures were down 48 percent compared to the prior year period. Included in the first nine months of 2020 were inorganic capital expenditures of $350 million primarily associated with the downstream acquisition of Puma Energy (Australia) Holdings Pty Ltd.
# # #
Contact: Sean Comey -- +1 925-842-5509
NOTICE
Chevron’s discussion of third quarter 2020 earnings with security analysts will take place on Friday, October 30, 2020, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook:

-MORE-

www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
This press release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, gains on asset sales, unusual tax items, the Anadarko merger termination fee, foreign currency effects and other special items. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 5.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations that are based on management's current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for our products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company's ability to successfully integrate the operations of Chevron and Noble Energy and achieve the anticipated benefits from the acquisition of Noble Energy; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt

-MORE-

markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 18 through 21 of the company's 2019 Annual Report on Form 10-K, as updated by Part II, Item 1A, "Risk Factors" in the company's subsequently filed Quarterly Reports on Form 10-Q, and in other subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2020	2019	2020	2019

Sales and other operating revenues	$23,997	$34,779	$69,628	$105,291
Income from equity affiliates	510	1,172	(1,040)	3,430
Other income	(56)	165	858	1,445
Total Revenues and Other Income	24,451	36,116	69,446	110,166
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	13,448	19,882	37,101	60,420
Operating expenses *	5,658	6,400	18,928	18,731
Exploration expenses	117	168	1,170	498
Depreciation, depletion and amortization	4,017	4,361	15,022	12,789
Taxes other than on income	1,091	1,059	3,223	3,167
Interest and debt expense	164	197	498	620
Total Costs and Other Deductions	24,495	32,067	75,942	96,225
Income (Loss) Before Income Tax Expense	(44)	4,049	(6,496)	13,941
Income tax expense (benefit)	165	1,469	(1,591)	4,429
Net Income (Loss)	(209)	2,580	(4,905)	9,512
Less: Net income (loss) attributable to noncontrolling interests	(2)	—	(27)	(22)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(207)	$2,580	$(4,878)	$9,534

* Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(0.12)	$1.38	$(2.63)	$5.06
- Diluted	$(0.12)	$1.36	$(2.63)	$5.02

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,853,533	1,880,607	1,856,363	1,885,931
- Diluted	1,853,533	1,893,928	1,856,363	1,899,193

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Upstream
United States	$116	$727	$(1,709)	$2,371
International	119	1,977	(1,225)	6,939
Total Upstream	235	2,704	(2,934)	9,310
Downstream
United States	141	389	(397)	1,071
International	151	439	782	738
Total Downstream	292	828	385	1,809
All Other (1)	(734)	(952)	(2,329)	(1,585)
Total (2)	$(207)	$2,580	$(4,878)	$9,534

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Sep 30, 2020	Dec 31, 2019
Cash and Cash Equivalents	$6,866	$5,686
Marketable Securities	$28	$63
Total Assets	$223,063	$237,428
Total Debt	$34,810	$26,973
Total Chevron Corporation Stockholders' Equity	$131,774	$144,213

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES(3)	2020	2019	2020	2019
United States
Upstream	$904	$2,102	$3,932	$5,929
Downstream	296	327	750	1,381
Other	44	102	183	233
Total United States	1,244	2,531	4,865	7,543

International
Upstream	1,119	2,137	4,499	6,873
Downstream	228	284	949	550
Other	1	4	9	12
Total International	1,348	2,425	5,457	7,435
Worldwide	$2,592	$4,956	$10,322	$14,978
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) Includes interest in affiliates:
United States	$76	$85	$251	$256
International	729	1,349	2,812	4,322
Total	$805	$1,434	$3,063	$4,578

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)[1]
	Nine Months Ended September 30
OPERATING ACTIVITIES	2020	2019
Net Income (Loss)	$(4.9)	$9.5
Adjustments
Depreciation, depletion and amortization	15.0	12.8
Distributions more (less) than income from equity affiliates	2.2	(1.9)
Loss (gain) on asset retirements and sales	(0.6)	(0.1)
Net foreign currency effects	0.2	0.1
Deferred income tax provision	(3.2)	1.0
Net decrease (increase) in operating working capital	—	1.1
Other operating activity	(0.4)	(0.8)
Net Cash Provided by Operating Activities	$8.3	$21.7

INVESTING ACTIVITIES
Capital expenditures	(6.9)	(9.9)
Proceeds and deposits related to asset sales and returns of investment	2.0	1.1
Net maturities of (investments in) time deposits	—	1.0
Other investing activity(2)	(1.4)	(1.0)
Net Cash Used for Investing Activities	$(6.3)	$(8.8)

FINANCING ACTIVITIES
Net change in debt	7.7	(1.9)
Cash dividends — common stock	(7.2)	(6.7)
Net sales (purchases) of treasury shares	(1.5)	(1.8)
Distributions to noncontrolling interests	—	—
Net Cash Used for Financing Activities	$(1.1)	$(10.5)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(0.1)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$0.9	$2.3
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily borrowings of loans by equity affiliates.

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2020	2019	2020	2019
United States	731	726	760	709
International	976	1,104	1,072	1,147
Worldwide	1,707	1,830	1,832	1,856
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,507	1,243	1,511	1,178
International	5,257	5,972	5,609	5,995
Worldwide	6,764	7,215	7,120	7,173
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	982	934	1,012	906
International	1,852	2,099	2,006	2,146
Worldwide	2,834	3,033	3,018	3,052
SALES OF NATURAL GAS (MMCF/D):
United States	3,776	3,945	4,000	3,980
International	5,513	5,923	5,722	5,922
Worldwide	9,289	9,868	9,722	9,902
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	230	233	228	213
International	133	102	126	111
Worldwide	363	335	354	324
SALES OF REFINED PRODUCTS (MB/D):
United States	1,004	1,294	997	1,255
International (5)	1,282	1,356	1,219	1,344
Worldwide	2,286	2,650	2,216	2,599
REFINERY INPUT (MB/D):
United States	820	992	789	939
International	570	625	598	630
Worldwide	1,390	1,617	1,387	1,569

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	35	53	52	51
Venezuela Affiliate	—	—	—	4
(3) Includes natural gas consumed in operations (MMCF/D):
United States	35	34	34	34
International	535	611	571	611
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	350	399	352	377

-MORE-

CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019			Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax
REPORTED EARNINGS
U.S. Upstream			$116			$727			$(1,709)			$2,371
Int'l Upstream			119			1,977			(1,225)			6,939
U.S. Downstream			141			389			(397)			1,071
Int'l Downstream			151			439			782			738
All Other			(734)			(952)			(2,329)			(1,585)
Net Income (Loss) Attributable to Chevron			$(207)			$2,580			$(4,878)			$9,534

SPECIAL ITEMS
U.S. Upstream
Impairments & write-offs	$—	$—	$—	$—	$—	$—	$(1,575)	$385	$(1,190)	$—	$—	$—
Severance accruals	—	—	—	—	—	—	(157)	37	(120)	—	—	—
Int'l Upstream
Asset sale gains	—	—	—	—	—	—	550	—	550	—	—	—
Impairments & write-offs	—	—	—	—	—	—	(4,106)	516	(3,590)	—	—	—
Severance accruals	—	—	—	—	—	—	(374)	84	(290)	—	—	—
Tax Items	—	(130)	(130)	—	—	—	—	690	690	—	180	180
U.S. Downstream
Severance accruals	—	—	—	—	—	—	(109)	29	(80)	—	—	—
Int'l Downstream
Severance accruals	—	—	—	—	—	—	(79)	19	(60)	—	—	—
All Other
Mining remediation	(118)	28	(90)	—	—	—	(118)	28	(90)	—	—	—
Repatriation tax	—	—	—	—	(430)	(430)	—	—	—	—	(430)	(430)
Severance accruals	—	—	—	—	—	—	(295)	65	(230)	—	—	—
Anadarko merger termination fee	—	—	—	—	—	—	—	—	—	1,000	(260)	740
Total Special Items	$(118)	$(102)	$(220)	$—	$(430)	$(430)	$(6,263)	$1,853	$(4,410)	$1,000	$(510)	$490

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(107)			$49			$99			$(97)
Int'l Downstream			(49)			27			(12)			49
All Other			(32)			(2)			(198)			—
Total Foreign Currency Effects			$(188)			$74			$(111)			$(48)

ADJUSTED EARNINGS/(LOSS)*
U.S. Upstream			$116			$727			$(399)			$2,371
Int'l Upstream			356			1,928			1,316			6,856
U.S. Downstream			141			389			(317)			1,071
Int'l Downstream			200			412			854			689
All Other			(612)			(520)			(1,811)			(1,895)
Total Adjusted Earnings/(Loss)			$201			$2,936			$(357)			$9,092

Total Adjusted Earnings/(Loss) per share			$0.11			$1.55			$(0.19)			$4.79

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.